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                            AMENDMENT NO. 1 TO STOCK
                               PURCHASE AGREEMENT

         Subject to the terms and conditions set forth in the Stock Purchase Agreement, the Seller has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Seller, 495 shares of common stock, par value $.01 per share, of Monarch Holdings, Inc., a Delaware corporation. The Seller and the Purchaser wish to amend Sections 1.2 and 1.3 of the Stock Purchase Agreement as set forth below. Capitalized terms not otherwise defined herein have the meanings set forth in the Stock Purchase Agreement.

         Amendment No. 1, dated as of March 3, 1997, to the Stock Purchase Agreement, dated as of December 20, 1996 (the "Stock Purchase Agreement"), between Paxar Corporation, a New York corporation (the "Purchaser"), and Odyssey Partners, L.P., a Delaware limited partnership (the "Seller").

         1. Section 1.2 of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:

                  Purchase Price. The aggregate purchase price (the "Purchase Price") for the Purchased Shares shall consist of (i) $100,000,000 in cash (the "Cash Consideration") and (ii) warrants (the "Paxar Warrants") to purchase (A) 1,000,000 shares of common stock, par value $.10 per share, of the Purchaser (the "Paxar Common Stock") in accordance with the terms and conditions of the Warrant Agreement attached hereto as Exhibit A (the "A Warrants") and (B) 200,000 shares of Paxar Common Stock in accordance with the terms and conditions of the Warrant Agreement attached hereto as Exhibit B (the "B Warrants"). The Warrant Agreements attached hereto as Exhibits A and B hereto, each of which shall be executed at the Closing, are referred to herein collectively as the "Warrant Agreements". The Purchaser shall pay the Cash Consideration in one installment of $94,083,750 (the "Initial Payment") at the Closing and in one installment of $5,907,559 (the "Deferred Payment") on January 2, 1998, in accordance with a promissory note in the amount of the Deferred Payment (the "Note") in the form of Exhibit C hereto, which Note shall be secured by a Letter of Credit issued by Fleet Bank substantially in the form of Exhibit D hereto (the "Letter of Credit"). The amount of the Deferred Payment (and the Note) has been reduced by (i) an administrative fee payable to the issuer of the Letter of Credit in the amount of $7,691 and (ii) legal fees payable to Shearman & Sterling, counsel to the issuer of the Letter of Credit, in the amount of $1,000.

         2. Section 1.3 of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:

                  The Closing. The parties will use their best efforts to cause the closing of the purchase and sale of the Purchased Shares (the "Closing") to take place no later than 10 business days following the satisfaction of the conditions set forth in
                  Section 5.1(a) and (d) hereof. At the Closing, (a) the Seller shall deliver to the Purchaser a certificate or certificates evidencing the Purchased Shares to be sold
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                  to the Purchaser by the Seller, accompanied by duly executed stock powers and all other necessary instruments of transfer,
                  (b) the Purchaser shall (i) pay to the Seller, by wire transfer of immediately available funds, the Initial Payment,
                  (ii) deliver to the Seller the Note and the Letter of Credit and (iii) issue and deliver to the Seller the Paxar Warrants and (c) each party hereto shall otherwise perform all of its obligations to be performed on or before the Closing (including, without limitation, execution and delivery of the Warrant Agreements and the Registration Rights Agreement referred to in Section 4.10 (collectively, the Ancillary Documents") and the obligations of the Purchaser under Sections 4.3 and 4.4 hereof).

         3. The parties agree that the Note attached to this Amendment No. 1 as Exhibit C hereto shall, upon execution and delivery of this Amendment No. 1 by the parties hereto, become Exhibit C to the Stock Purchase Agreement, and that the Letter of Credit attached this Amendment No. 1 as Exhibit D hereto shall, upon execution and delivery of this Amendment No. 1 by the parties hereto, become Exhibit D to the Stock Purchase Agreement. The Purchaser represents and warrants to the Seller that the Note, when issued and delivered at the Closing, will be duly authorized, executed and delivered by the Purchaser.

         4. The terms "this Agreement," "hereof," "hereunder" and words of like meaning appearing in the Stock Purchase Agreement shall mean and refer to the Stock Purchase Agreement as amended hereby. Except as otherwise amended by this Amendment No. 1, the Stock Purchase Agreement shall remain in full force and effect, and the Purchaser and the Seller each hereby reaffirm each of their respective agreements, covenants and obligations set forth therein. This Amendment No. 1 shall be governed by the laws of the State of New York, other than the laws governing conflict of law matters and shall be binding upon and inure to the benefit of the successors, heirs, and assigns of the respective parties hereto. This Amendment No. 1 may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

         IN WITNESS WHEREOF, the parties have duly executed this Amendment No. 1 as of the date first above written.

THE PURCHASER:                                 THE SELLER:
PAXAR CORPORATION                              ODYSSEY PARTNERS, L.P.

By: /s/ Jack Plaxe                          By:  /s/ Stephen Berger
    -----------------------                      ----------------------
    Jack Plaxe                                   Stephen Berger
    Chief Financial Officer                      A General Partner



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